Exhibit 23.1
CONSENT OF MCGLADREY & PULLEN, LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statements pertaining to the 1991 Stock Option Plan and related amendment (Form S-8 No. 33-46890 and S-8/A No. 333-60438), 2005 Non-Statutory Stock Option Plan and related amendments (Form S-8 No. 333-127447, S-8 No. 333-139737 and S-8 No. 333-161259), and the 2001 Stock Option Plan (Form S-8 No. 333-76102) of Technical Communications Corporation of our report dated December 22, 2010, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Technical Communications Corporation for the year ended September 25, 2010.

/s/ McGladrey & Pullen, LLP McGladrey & Pullen, LLP
Boston, Massachusetts
December 22, 2010